Exhibit 99.1

Donaldson Company Reports Record Fiscal First Quarter 2022 Sales and EPS

First quarter 2022 sales increased 19.5% from 2021 to a quarterly record of $760.9 million
First quarter 2022 operating margin increased to 14.1% from 13.7% in 2021
First quarter 2022 EPS increased 26.1% to $0.61 versus $0.48 in 2021
Donaldson increases fiscal 2022 sales and EPS guidance

MINNEAPOLIS (December 1, 2021) — Donaldson Company, Inc. (NYSE: DCI) (Donaldson or the Company) today reported first quarter 2022 net earnings of $77.1 million, an increase of 24.4% from $61.9 million in 2021. Earnings per share (EPS)1 for the first quarter 2022 increased 26.1% to $0.61 compared with $0.48 in 2021.

“We achieved record first quarter sales and earnings, as strong demand combined with expense leverage provided an offset to anticipated gross margin pressure,” said Tod Carpenter, chairman, president and chief executive officer. “I am proud of the dedication of our employees as they navigated through supply chain constraints and inflationary headwinds, while also executing on our strategic priorities.

“Based on our strong first quarter results and sales momentum in both segments, we are raising our fiscal 2022 sales and earnings outlook; however, the macro-economic headwinds are creating a different path to achieving our results than we previously anticipated. Gross margin is under additional pressure as raw material, freight, and labor costs have climbed beyond our original expectations. We are able to partially mitigate this pressure by raising prices in most markets and are in ongoing discussions with a small number of remaining large original equipment manufacturer (OEM) customers. Stronger than expected sales growth should provide us with necessary operating leverage to preserve our overall operating margin. We also remain focused on our long-term growth initiatives and are investing for the future. The recently announced acquisition of Solaris Biotech marked an important step in our journey to further expand into the life sciences market. We are broadening our portfolio of advanced technology products and I am excited about our growth opportunities in this strategically important area.”

[1]All earnings per share figures refer to diluted earnings per share.
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Donaldson Company Reports Fiscal First Quarter 2022 Earnings - Page 2 of 6
Operating Results

First quarter 2022 sales increased 19.5% to $760.9 million from $636.6 million in 2021, including a modest benefit of 0.5% from currency translation.

	Three Months Ended
	October 31, 2021
	Reported % Change	Constant Currency % Change
Engine Products segment
Off-Road	44.9%	45.1%
On-Road	(1.4)	(1.2)
Aftermarket	18.1	17.2
Aerospace and Defense	22.9	23.1
Total Engine Products segment	20.9	20.3

Industrial Products segment
Industrial Filtration Solutions	22.0	21.2
Gas Turbine Systems	(27.8)	(27.9)
Special Applications	23.3	24.6
Total Industrial Products segment	16.6	16.3
Total Company	19.5%	19.0%

First quarter 2022 sales in the Engine Products segment (Engine) increased 20.9%, reflecting strong performance in Off-Road, Aerospace and Defense, and Aftermarket, partially offset by a slight decrease in On-Road. Off-Road sales increased 44.9% compared with 2021, reflecting increased levels of equipment production combined with strong growth in Europe related to Exhaust and Emissions program wins. Aerospace and Defense sales increased 22.9% compared with 2021, primarily driven by replacement parts as the commercial aerospace industry continues to recover from the impact of the pandemic. Aftermarket sales, which rose 18.1% compared with 2021, were up globally as utilization rates for heavy-duty equipment remained elevated and the Company continues to grow share with innovative products. The 1.4% decrease in On-Road sales was mainly driven by a strategic decision to discontinue sales of a low profit product line in the United States. Excluding the discontinued product line, On-Road sales increased 11.6% versus prior year.

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Donaldson Company Reports Fiscal First Quarter 2022 Earnings - Page 3 of 6
First quarter Industrial Products segment (Industrial) sales increased 16.6%, mainly due to a 22.0% year-over-year increase in Industrial Filtration Solutions (IFS). IFS benefited from robust sales related to industrial dust collection as demand for new equipment and replacement parts improved. Also within IFS, Process Filtration sales grew due to continued share gains in the food and beverage market. Sales of Gas Turbine Systems (GTS) declined 27.8% versus the prior year, driven mostly by order timing delays. Special Applications sales increased 23.3% compared with 2021, with growth across the product portfolio.

First quarter 2022 operating income as a percentage of sales (operating margin) increased 0.4 percentage points to 14.1% from 13.7% in 2021, reflecting strong expense leverage that was partially offset by gross margin pressure. Gross margin decreased to 33.8% from 35.0% in the prior year, reflecting higher costs for raw materials, labor and freight, partially offset by leverage on higher sales and pricing realization. First quarter 2022 operating expenses as a percentage of sales were 19.7%, an improvement from 21.3% in 2021 as the Company benefitted from leverage on higher sales and effective cost management.

First quarter 2022 interest expense was $3.4 million, compared with $3.5 million in the prior year. Other expense, net was favorable by $1.5 million versus the prior year, primarily driven by a pension curtailment charge in the first quarter of 2021. First quarter 2022 effective tax rate increased to 25.9% from 24.7% in 2021, mainly due to a reduction in net discrete tax benefits.

Donaldson paid first quarter 2022 dividends of $27.4 million and repurchased approximately 1.3% of its outstanding shares for $102.9 million.

Updated Fiscal 2022 Outlook

Donaldson is increasing its fiscal 2022 sales and EPS guidance to reflect better than expected sales in the first quarter, combined with the anticipated incremental impact of additional price increases planned for the remainder of the year. Net sales are projected to increase between 8% and 12% year-over-year, up from previous guidance of an increase of between 5% and 10%. Currency translation is expected to be a nominal headwind. Sales growth during the first half of the year is expected to outpace the second half of the year as sequential year-over-year comparisons become more difficult. Fiscal 2022 GAAP EPS is now expected to be between $2.57 and $2.73, versus a previous range of between $2.50 and $2.66. GAAP and adjusted EPS1 in 2021 were $2.24 and $2.32, respectively.

1In the second quarter of fiscal 2021, the Company initiated activities to further improve its operating and manufacturing cost structure, primarily in EMEA. These activities resulted in restructuring expenses of $10.6 million, net of tax, or $0.08 per share, in severance during the second quarter of fiscal 2021.

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Donaldson Company Reports Fiscal First Quarter 2022 Earnings - Page 4 of 6
Fiscal 2022 Engine sales are projected to increase between 8% and 12%, compared with 2021. Previous guidance was an increase of between 5% and 10%. Improvement in Off-Road and Aftermarket forecasts due to robust demand and incremental pricing actions are expected to drive results. Aerospace and Defense sales are expected to increase low double-digits, in line with initial guidance. On-Road sales are forecasted to be below previous guidance driven by weaker demand related to customer supply chain issues.

Donaldson Fiscal 2022 Full Year Guidance Ranges
Engine Products Segment	Current Guidance (December 1, 2021)	Previous Guidance (September 2, 2021)
Off-Road	‘ + high teens	‘ + low double-digits
On-Road	‘ - low single-digits	‘ + low single-digits
Aftermarket	‘ + high single-digits	‘ + mid single-digits
Aerospace and Defense	‘ + low double-digits	‘ + low double-digits
Total Engine Products segment	‘ + 8% to 12%	‘ + 5% to 10%
Industrial sales are projected to increase between 7% and 11%, compared with fiscal 2021, and versus previous guidance of between 6% and 11%. IFS sales, led by continued growth in industrial dust collection and Process Filtration, are expected to drive overall results. An improved outlook for Special Application sales, due to robust first quarter performance in disk drive and membranes, will also contribute. GTS sales are projected to be in line with previous guidance as first quarter weakness, driven by timing delays, will be offset by performance through the balance of the year.

Donaldson Fiscal 2022 Full Year Guidance Ranges
Industrial Products Segment	Current Guidance (December 1, 2021)	Previous Guidance (September 2, 2021)
Industrial Filtration Solutions	‘ + low double-digits	‘ + low double-digits
Gas Turbine Systems	‘ + high single-digits	‘ + high single-digits
Special Applications	‘ + low single-digits	‘ - low single-digits
Total Industrial Products segment	‘ + 7% to 11%	‘ + 6% to 11%
Fiscal 2022 gross margin is expected to be down between 0.5 and 1.0 percentage point compared with 2021 and versus the previous flat to slightly down expectation as the timing and degree of cost inflation has changed.

Donaldson is maintaining its fiscal 2022 operating margin guidance of between 14.1% and 14.7%, compared with GAAP and adjusted operating margin of 13.5% and 14.0%, respectively, in 2021. The year-over-year improvement is expected to be the result of leverage on increased sales and tight expense management.

The Company is reiterating its fiscal 2022 interest expense expectation of approximately $14.0 million, and other income continues to be forecasted between $7.0 million and $11.0 million. Donaldson expects a fiscal 2022 effective income tax rate of between 24% and 26%.

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Donaldson Company Reports Fiscal First Quarter 2022 Earnings - Page 5 of 6
Fiscal 2022 capital expenditures are projected to be between $90.0 million and $110.0 million, below the previous forecast of between $100.0 million and $120.0 million based on updated project timing. Free cash flow conversion is expected to be between 70% and 80%, down from between 80% and 90% previously. The decrease in the Company’s free cash flow conversion projection is primarily due to additional investments in inventory to support supply chain needs. Donaldson is expecting to repurchase approximately 2% of its outstanding shares during fiscal 2022.

Miscellaneous

The Company will webcast its first quarter 2022 earnings conference call today at 9:00 a.m. CST. To listen to the webcast, visit the “Events & Presentations” section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available at approximately 12:00 p.m. CST today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could affect the Company’s performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed. These factors include, but are not limited to, challenges in global operations; impacts of global economic, industrial and political conditions on product demand; impacts from unexpected events, including the COVID-19 pandemic; effects of unavailable raw materials or material cost inflation; inability to attract and retain qualified personnel; inability to meet customer demand; inability to maintain competitive advantages; threats from disruptive technologies; effects of highly competitive markets with pricing pressure; exposure to customer concentration in certain cyclical industries; impairment of intangible assets; inability to manage productivity improvements; inability to maintain an effective system of internal control over financial reporting; vulnerabilities associated with information technology systems and security; inability to protect and enforce intellectual property rights; costs associated with governmental laws and regulations; impacts of foreign currency fluctuations; effects of changes in capital and credit markets; changes in tax laws and tax rates, regulations and results of examinations; results of execution of any acquisition, divestiture and other strategic transactions strategy. These and other factors are described in Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise unless required by law. The results presented herein are preliminary, unaudited, and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

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Donaldson Company Reports Fiscal First Quarter 2022 Earnings - Page 6 of 6
About Donaldson Company

Founded in 1915, Donaldson is a global leader in technology-led filtration products and solutions, serving a broad range of industries and advanced markets. Our diverse, skilled employees at over 140 locations on six continents partner with customers—from small business owners to the world’s biggest OEM brands—to solve complex filtration challenges. Discover how Donaldson is Advancing Filtration for a Cleaner World at www.Donaldson.com.

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CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2021	2020	Change
Net sales	$760.9	$636.6	19.5%
Cost of sales	503.9	413.9	21.7
Gross profit	257.0	222.7	15.4
Operating expenses	149.5	135.5	10.4
Operating income	107.5	87.2	23.2
Interest expense	3.4	3.5	(1.7)
Other expense, net	—	1.5	(99.3)
Earnings before income taxes	104.1	82.2	26.4
Income taxes	27.0	20.3	32.7
Net earnings	$77.1	$61.9	24.4%

Weighted average shares – basic	124.4	126.8	(1.9)%
Weighted average shares – diluted	126.3	128.0	(1.3)%

Net earnings per share – basic	$0.62	$0.49	26.8%
Net earnings per share – diluted	$0.61	$0.48	26.1%

Dividends paid per share	$0.22	$0.21	4.8%
Note: Amounts may not foot due to rounding.

Donaldson Company, Inc.
Fiscal First Quarter 2022 Earnings Press Release Schedules

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 31,	July 31,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$200.8	$222.8
Accounts receivable, net	545.1	552.7
Inventories, net	444.7	384.5
Prepaid expenses and other current assets	105.2	84.0
Total current assets	1,295.8	1,244.0
Property, plant and equipment, net	609.7	617.8
Goodwill	320.6	322.5
Intangible assets, net	59.2	61.6
Other long-term assets	153.2	154.3
Total assets	$2,438.5	$2,400.2

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$41.2	$48.5
Accounts payable	310.0	293.9
Accrued employee compensation and related taxes	108.6	126.8
Dividends payable	—	27.6
Other current liabilities	122.1	109.8
Total current liabilities	581.9	606.6
Long-term debt	548.1	461.0
Non-current income taxes payable	81.1	80.7
Deferred income taxes	26.5	26.6
Other long-term liabilities	85.0	88.2
Total liabilities	1,322.6	1,263.1

Total stockholders’ equity	1,115.9	1,137.1
Total liabilities and stockholders’ equity	$2,438.5	$2,400.2

Donaldson Company, Inc.
Fiscal First Quarter 2022 Earnings Press Release Schedules

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	October 31,
	2021	2020
Operating Activities
Net earnings	$77.1	$61.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23.8	23.3
Deferred income taxes	0.8	(2.9)
Stock-based compensation expense	9.0	6.3
Other, net	2.7	7.3
Changes in operating assets and liabilities	(70.5)	33.0
Net cash provided by operating activities	42.9	128.9

Investing Activities
Purchases of property, plant and equipment	(18.3)	(18.8)
Net cash used in investing activities	(18.3)	(18.8)

Financing Activities
Proceeds from long-term debt	124.5	—
Repayments of long-term debt	(35.0)	(40.0)
Change in short-term borrowings	(7.3)	(2.8)
Purchase of treasury stock	(102.9)	(15.6)
Dividends paid	(27.4)	(26.6)
Tax withholding for stock compensation transactions	(0.2)	(2.2)
Exercise of stock options	2.8	8.3
Net cash used in financing activities	(45.5)	(78.9)
Effect of exchange rate changes on cash	(1.1)	2.2
(Decrease) increase in cash and cash equivalents	(22.0)	33.4
Cash and cash equivalents, beginning of period	222.8	236.6
Cash and cash equivalents, end of period	$200.8	$270.0

Donaldson Company, Inc.
Fiscal First Quarter 2022 Earnings Press Release Schedules

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended
	October 31,
	2021	2020
Gross margin	33.8%	35.0%
Operating expenses rate	19.7%	21.3%
Operating margin	14.1%	13.7%
Other expense, net rate	—%	0.2%
Depreciation and amortization rate	3.1%	3.7%
EBITDA rate	17.3%	17.1%
Effective tax rate	25.9%	24.7%
Earnings before income taxes - Engine Products	13.7%	13.9%
Earnings before income taxes - Industrial Products	16.4%	13.7%
Cash conversion ratio	31.9%	177.7%
Note: Rate analysis metrics are computed by dividing the applicable amount by net sales, and cash conversion ratio reflects free cash flow divided by net earnings.
Donaldson Company, Inc.
Fiscal First Quarter 2022 Earnings Press Release Schedules

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended October 31,
	2021	2020	Change
Net sales
Engine Products segment
Off-Road	$93.9	$64.8	44.9%
On-Road	31.5	32.0	(1.4)
Aftermarket	374.3	317.0	18.1
Aerospace and Defense	27.5	22.4	22.9
Total Engine Products segment	527.2	436.2	20.9

Industrial Products segment
Industrial Filtration Solutions	165.5	135.6	22.0
Gas Turbine Systems	16.6	23.0	(27.8)
Special Applications	51.6	41.8	23.3
Total Industrial Products segment	233.7	200.4	16.6
Total Company	$760.9	$636.6	19.5%

Earnings before income taxes
Engine Products segment	$72.3	$60.4	19.7%
Industrial Products segment	38.3	27.5	39.3
Corporate and unallocated	(6.5)	(5.7)	(14.0)
Total Company	$104.1	$82.2	26.4%

Earnings before income taxes percentage
Engine Products segment	13.7%	13.9%	(0.2)%
Industrial Products segment	16.4%	13.7%	2.7%
Note: Earnings before income taxes percentage is calculated by dividing earnings before income taxes by net sales. Amounts may not foot due to rounding.
Donaldson Company, Inc.
Fiscal First Quarter 2022 Earnings Press Release Schedules

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended October 31, 2021
	TOTAL	U.S.(1)/CA(2)	EMEA(3)	APAC(4)	LATAM(5)
Engine Products segment
Off-Road	44.9%	39.2%	76.3%	15.1%	79.9%
On-Road	(1.4)	(13.5)	1.3	18.7	206.4
Aftermarket	18.1	17.5	20.3	7.7	29.2
Aerospace and Defense	22.9	27.9	4.8	53.4	N/A
Total Engine Products segment	20.9	17.9	28.9	10.4	32.1

Industrial Products segment
Industrial Filtration Solutions	22.0	36.5	9.6	18.8	41.4
Gas Turbine Systems	(27.8)	(22.8)	(32.7)	(46.0)	66.0
Special Applications	23.3	15.9	15.1	26.4	625.4
Total Industrial Products segment	16.6	25.4	5.3	18.5	46.2
Total Company	19.5%	19.8%	19.6%	13.6%	33.5%
Note: Amounts may not foot due to rounding.
(1) United States (U.S.)
(2) Canada (CA)
(3) Europe, Middle East and Africa (EMEA)
(4) Asia Pacific (APAC)
(5) Latin America (LATAM)
Donaldson Company, Inc.
Fiscal First Quarter 2022 Earnings Press Release Schedules

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended October 31, 2021
	TOTAL	US/CA	EMEA	APAC	LATAM
Engine Products segment
Off-Road	45.1%	39.2%	77.1%	15.2%	76.8%
On-Road	(1.2)	(13.5)	(0.6)	21.1	202.2
Aftermarket	17.2	17.5	18.1	6.6	28.6
Aerospace and Defense	23.1	27.9	5.5	55.7	N/A
Total Engine Products segment	20.3	17.9	27.5	9.9	31.4

Industrial Products segment
Industrial Filtration Solutions	21.2	36.5	8.6	16.8	40.8
Gas Turbine Systems	(27.9)	(22.8)	(32.6)	(47.1)	66.0
Special Applications	24.6	15.9	13.7	28.7	625.4
Total Industrial Products segment	16.3	25.4	4.4	18.7	45.6
Total Company	19.0%	19.8%	18.4%	13.4%	32.9%
Note: The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. Amounts may not foot due to rounding.
Donaldson Company, Inc.
Fiscal First Quarter 2022 Earnings Press Release Schedules

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended
	October 31,
	2021	2020
Net cash provided by operating activities	$42.9	$128.9
Net capital expenditures	(18.3)	(18.8)
Free cash flow	$24.6	$110.1

Net earnings	$77.1	$61.9
Income taxes	27.0	20.3
Interest expense	3.4	3.5
Depreciation and amortization	23.8	23.3
EBITDA	$131.3	$109.0
Note: Although free cash flow and EBITDA are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Amounts may not foot due to rounding.

Donaldson Company, Inc.
Fiscal First Quarter 2022 Earnings Press Release Schedules